SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Michael James Astrue

Jon C. Biro

Samuel F. Colin

Johannes J.P. Kastelein

David York Norton

Herman Rosenman

Rolf Bass

Melvin L. Keating

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On April 17, 2013, First Manhattan Co. and its affiliates (collectively, "First Manhattan") filed a Schedule 13D Amendment with the Securities and Exchange Commission which attached as an exhibit a second letter from First Manhattan to VIVUS, Inc. ("Vivus"). Such letter responded to a second request from Vivus's counsel that each of the individuals nominated by First Manhattan (the "Nominees") for election to the board of directors of Vivus (the "Board") at its 2013 annual meeting of stockholders (the "Annual Meeting") submit to interviews by the Nominating and Governance Committee of the Board. The letter reiterated First Manhattan's willingness to have the Nominating and Governance Committee interview the Nominees but also noted that Vivus had failed to commit to holding the Annual Meeting no later than June 30, 2013 and the Nominating and Governance Committee had failed to commit to complete the requested interview process by April 21, 2013, as First Manhattan had requested as a condition to making the Nominees available in order to demonstrate Vivus's good faith in making such a request. The letter reiterated First Manhattan's requests and expressed First Manhattan's belief as to the importance of a timely Annual Meeting in order to resolve the uncertainty surrounding the Board's composition. A copy of the letter is attached as Exhibit 1.